Exhibit 99.1

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

COMCAST PROMOTES JASON S. ARMSTRONG TO CHIEF FINANCIAL OFFICER

PHILADELPHIA – January 6, 2023 – Comcast Corporation today announced Jason S. Armstrong has been promoted to Chief Financial Officer. Armstrong elevates to the position after serving nine years in several financial leadership positions at Comcast, including most recently as Deputy CFO and Treasurer. He succeeds Mike Cavanagh who was named President of the company in October.

“Jason is ideally suited to be our next Chief Financial Officer,” said Cavanagh. “He is a trusted voice in the financial community, has a great understanding of our company, and is well respected by our management team. Jason is already playing a pivotal role in shaping our long-term strategy and I couldn’t be more excited to partner with him going forward.”

As Deputy CFO, Armstrong oversaw the Treasury and finance functions at Comcast and managed the corporation’s capital formation, capital allocation, credit-related matters, and investment management activities, working closely with the management teams across Comcast Cable, NBCUniversal, and Sky. Before that, he served as Treasurer of Comcast, as Chief Financial Officer at Sky, and as head of Investor Relations and Finance at Comcast. Prior to joining Comcast in 2014, Armstrong spent 13 years at Goldman Sachs where he served as Managing Director and leader of the firm’s Cable and Telecommunications Research Group. He earned a B.S. degree in Economics from Duke University.

“I’m incredibly honored to have this role and to work alongside Brian and Mike and this exceptional team,” Armstrong said. “Comcast’s leadership, culture, strong financial position and commitment to innovation and growth attracted me here nearly a decade ago and continue to drive my excitement about the opportunities ahead of us.”

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on connectivity, aggregation, and streaming with 57 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia. Visit www.comcastcorporation.com for more information.

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Media Contacts

Jennifer Khoury	John Demming
(215) 286-7408	(215) 286-8011
Jennifer_Khoury@Comcast.com	John_Demming@Comcast.com